Honorable Dave McCurdy Joins NW Natural Holding Company Board of Directors

PORTLAND, Ore., June 22, 2020 -- The board of directors of Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), elected the Honorable Dave McCurdy to the NW Natural Holdings board starting July 1, 2020. He also joins the board of subsidiary NW Natural Gas Company (NW Natural).
Until 2019, McCurdy spent eight years as president and CEO of the American Gas Association (AGA), which represents over 200 natural gas energy and pipeline utilities. Prior to that, he held positions as president and CEO of the Alliance of Automobile Manufacturers, the Electronics Industries Association (EIA) and the McCurdy Group. In 2001, he co-founded the Internet Security Alliance between EIA and the Software Engineering Institute of Carnegie Mellon University.
McCurdy served in the U.S. House of Representatives for the 4th District of Oklahoma from 1981 to 1995. During his congressional career, he chaired the House Intelligence Committee and subcommittees of the Armed Services Committee and the House Committee on Science, Space, and Technology. Before his election to Congress, he practiced law as Oklahoma assistant attorney general and in private practice.
McCurdy is on the board of LMI, a private defense consulting company, and serves as an industry expert on the Transportation Security Administration’s Transportation Security Advisory Committee and subcommittee for cybersecurity. In 2017, he received the Business-Government Relations Award from the Bryce Harlow Foundation for honesty, integrity, and strategic leadership.
“Dave brings a wealth of experience and expertise to our board,” said C. Scott Gibson, NW Natural board chair. “His leadership will be a tremendous benefit to our company.”
McCurdy is a graduate of the University of Oklahoma and received a Juris Doctor degree from Oklahoma Law School.
The NW Natural Holdings board elected McCurdy for a term that expires on the date of the company’s 2021 annual meeting of shareholders.
ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company, LLC (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 760,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.
NW Natural Holdings’ subsidiaries own and operate 35 Bcf of underground gas storage capacity with NW Natural operating 20 Bcf in Oregon.
NW Natural Water currently provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. When current outstanding transactions close, NW Natural Water expects to serve approximately 62,000 people through nearly 25,000 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com